EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires a Two Property Portfolio in the Tampa, Florida Metro Area

CINCINNATI, OH, April 8, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced that it has acquired a portfolio of 2 grocery-anchored shopping centers. Both properties in the portfolio are anchored by Publix grocery stores and located in the Tampa Metro Area. These acquisitions bring the Company’s total portfolio to 39 properties with 14 leading grocers in 16 states, with a portfolio aggregate purchase price of approximately $486.3 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

Lutz Lake Crossing is a 64,986 square foot shopping center located in Lutz, Florida, approximately 15 miles north of Tampa. The shopping center is anchored by a Publix grocery store, the No. 1 traditional grocer in the Tampa area by market share.  Lutz Lake Crossing is approximately 86.0 percent occupied.

Publix at Seven Hills is a 72,590 square foot shopping center located in Spring Hill, Florida. The shopping center is anchored by a Publix grocery store, and is approximately 91 percent occupied.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of April 8, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 39 grocery-anchored shopping centers totaling 3,838,517 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.